EXHIBIT 99
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                          Description of Capital Stock

General
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         The authorized capital of the Company consists of 150,000,000 ordinary shares (common stock), par value $0.001 per share, and 50,000,000 undesignated shares, par value $0.001 per share, which undesignated shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined upon the creation thereof by action of the Board of Directors.

Common Stock
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         All outstanding shares of common stock of the Company are fully paid and nonassessable. Holders of the Company's common stock may share pro rata in any dividends, when and if declared by the Company's Board of Directors. Subject to any rights granted to any series or class of shares other than the common stock, the holders of the Company's common stock are entitled to one vote for each share held of record with respect to matters that are required by law to be submitted to shareholders, including electing directors. Holders of the Company's common stock are not entitled to cumulative voting.

         No holder of common stock shall, by reason of such holding, have any preemptive or preferential right to subscribe to or purchase any securities of the Company. Upon liquidation or dissolution of the Company, all of our assets that are available to be distributed after satisfying prior rights may be distributed pro rata among the holders of the Company's common stock according to their holdings. The rights of holders of the Company's common stock may be subject to the rights of any preferred shareholders if our undesignated shares are designated as preferred shares.

Undesignated Shares
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         The undesignated shares of the Company's authorized capital may be issued in one or more series. The Company's Board of Directors may establish attributes of any series, including the designation and number of shares in the series, dividend rates (cumulative or noncumulative), voting rights, redemptions, conversion or preferences and limitations or restrictions on shares of a series. The Company's undesignated shares could be used to dilute the ownership of a person attempting to cause a change of control of the Company. This makes it possible for the Company to defeat a potential takeover attempt which, if shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to the Company's shareholders. Additionally, the Company could issue the preferred shares with voting and conversion rights and preferences. This could adversely affect the voting power and other rights of the holders of the Company's common stock.

         If any or all of the undesignated shares are designated as preferred shares, the specific terms of any particular series of preferred shares will be described in an amendment to the Company's Articles of Association, which amendment requires approval by special resolution of two-thirds of the Company's shareholders.